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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )*
                                           -----


                    INTERACTIVE MEDICAL TECHNOLOGIES, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK         $.001 PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   458937109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

 Bruce W. Barren 11099 Sunset Blvd., Los Angeles, CA 90049-3224 (310) 471-3735
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               JANUARY 20, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [_]

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are set required to respond unless the form displays a currently valid OMB control number.

-----------------------                                  ---------------------
  CUSIP NO. 458937109             SCHEDULE 13D              PAGE 2 OF 3 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRUCE W. BARREN
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      SC

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
 5    2(d) or 2(e)

      N/A
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S. CITIZEN

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            19,500,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10


------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      19,500,000

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
12    INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.75%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      IN

------------------------------------------------------------------------------

                               Page 2 of 3 pages

                                                                         Page 3
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13D
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No.

Item 1(a) Name of Issuer:

          INTERACTIVE MEDICAL TECHNOLOGIES, LTD.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2139 Pontius Ave., Los Angeles, CA 90025

Item 2(a) Name of Person(s) Filing:

          Bruce W. Barren

Item 2(b) Address of Principal Business Office:

          11099 Sunset Blvd., Los Angeles, CA 90049-3224

Item 2(c) Citizenship:   U.S. Citizen

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  458937109

Item 3    The person(s) filing is(are):

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership

          (a) Amount Beneficially Owned:
              See item 9, pg. 2 and 3

          (b) Percent of Class:  See item 11, pg. 2 and 3

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   See item 5, pg. 2 and 3

              ii)  shared power to vote or to direct the vote  None

              iii) sole power to dispose or to direct the disposition of
                   See item 7, pg. 2 and 3

              iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5    Ownership of 5% or Less of a Class:  N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

(1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

(2) Capital Guardian Trust company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.

(3) Capital International S.A. (CISA) does not fall within any of the categories described in Rule 13d-1(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitations as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc. CISA is a wholly owned subsidiary of The Capital Group, Inc.

(4) Capital International Limited (CIL), does not fall within any of the categories described in Rule 13d-1(b)(ii)(A-F) but its holding of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchanged Commission to The Capital Group, Inc. CIL is a wholly owned subsidiary of The Capital Group, Inc.

(5) Capital International Research and Management, Inc. dba Capital International, Inc. is an investment Adviser registered under Section 203 of the Investment advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

Item 8    Identification and Classification of Members of the Group:  N/A

Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 3, 1998


Signature:   /s/ Bruce Barren
             ----------------------------------------------

Name/Title:
             ----------------------------------------------


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